EXHIBIT 99.1
                                                                   ------------


           CHESAPEAKE ENERGY CORPORATION POSTS STRONG RESULTS FOR THE
                2004 SECOND QUARTER AND ANNOUNCES $590 MILLION OF
          NATURAL GAS ACQUISITIONS IN THE MID-CONTINENT AND SOUTH TEXAS

           COMPANY REPORTS 2004 SECOND QUARTER NET INCOME AVAILABLE TO
          COMMON SHAREHOLDERS OF $86 MILLION ON REVENUE OF $574 MILLION
   AND PRODUCTION OF 86.5 BCFE; CONTINUING PRODUCTION GAINS FROM THE DRILLBIT
                AND FROM ACQUISITIONS DRIVE FORECASTS HIGHER FOR
                        SECOND HALF OF 2004 AND FOR 2005

   NEWLY ANNOUNCED ACQUISITIONS PROVIDE 310 BCFE OF ESTIMATED PROVED RESERVES, 453 BCFE OF ESTIMATED PROBABLE AND POSSIBLE RESERVES, 50,000 NET LEASEHOLD
      ACRES AND PRODUCTION OF 60 MMCFE PER DAY; ASSETS ARE 92% NATURAL GAS
         AND ARE LOCATED 56% IN THE MID-CONTINENT AND 44% IN SOUTH TEXAS


OKLAHOMA CITY,  OKLAHOMA,  JULY 26, 2004 - Chesapeake Energy  Corporation (NYSE:
CHK) today reported its financial and operating results for the 2004 second quarter. For the quarter, Chesapeake generated net income available to common shareholders of $85.8 million ($0.31 per fully diluted common share), operating cash flow of $308.2 million (defined as cash flow from operating activities before changes in assets and liabilities) and ebitda of $324.1 million (defined as income before income taxes, interest expense, and depreciation, depletion and amortization expense) on revenue of $574.3 million.

The company's 2004 second quarter net income available to common shareholders and ebitda include an unrealized after-tax mark-to-market loss of $7.1 million ($0.02 per fully diluted common share) resulting from the company's oil and natural gas and interest rate hedging programs. This is an item typically excluded from analysts' estimates.

If such item is excluded, Chesapeake's net income to common shareholders in the 2004 second quarter would have been $92.9 million ($0.33 per fully diluted common share) and ebitda would have been $344.2 million. This item does not affect the calculation of operating cash flow.

         OIL AND NATURAL GAS PRODUCTION AND PROVED RESERVES SET RECORDS


Production for the 2004 second quarter was 86.5 billion cubic feet of natural gas equivalent (bcfe), an increase of 19.2 bcfe, or 29%, over the 67.3 bcfe produced in the 2003 second quarter and an increase of 7.6 bcfe, or 10%, over the 78.9 bcfe produced in the 2004 first quarter. The 19.2 bcfe increase in this year's second quarter production over 2003 second quarter production consisted of 7.7 bcfe generated from organic drillbit growth and 11.5 bcfe generated from acquisitions. Chesapeake's organic growth rate during the past 12 months has therefore been 11%, well above the company's forecasted organic growth rate of 5% and among the very best organic growth performances reported by public mid- and large-cap E&P companies in the past several years. In addition, the balance between Chesapeake's growth through the drillbit and growth through acquisitions reflects the successful execution of the company's balanced growth strategy.

The 2004 second quarter's production of 86.5 bcfe was comprised of 76.5 billion cubic feet of natural gas (bcf) (88% on a natural gas equivalent basis) and 1.67 million barrels of oil and natural gas liquids (mmbo) (12% on a natural gas equivalent basis). Chesapeake's average daily production rate for the quarter was 951 million cubic feet of natural gas equivalent production (mmcfe), consisting of 841 mmcf of gas and 18,385 barrels of oil and natural gas liquids. The 2004 second quarter was Chesapeake's 12th consecutive quarter of sequential production growth. During these 12 quarters, Chesapeake's production has increased 121%, for an average compound quarterly growth rate of 6.8% and an average annualized growth rate of 30%.

Average prices realized during the 2004 second quarter (including realized gains or losses from oil and gas derivatives, but excluding unrealized gains or losses on such derivatives) were $28.12 per barrel of oil (bo) and $4.87 per thousand cubic feet of natural gas (mcf), for a realized gas equivalent price of $4.85 per thousand cubic feet of natural gas equivalent (mcfe). Chesapeake's average realized pricing differentials to NYMEX during the quarter were a negative $2.19 per bo and a negative $0.68 per mcf. Realized gains or losses from hedging activities generated a $7.70 loss per bo and a $0.56 loss per mcf, for a 2004 second quarter realized hedging loss of $55.3 million, or $0.64 per mcfe. This contrasts with $25.7 million, or $0.33 per mcfe, of realized hedging gains in the 2004 first quarter.

During the 2004 second quarter, the company replaced its 86.5 bcfe of production with an internally estimated 429 bcfe of new proved reserves, for a reserve replacement rate of 496% at a drilling and acquisition cost of $1.52 per mcfe. Reserve replacement through the drillbit was 143 bcfe, or 165%, and reserve replacement through acquisitions was 286 bcfe, or 331%. At the end of the second quarter, Chesapeake`s estimated proved reserves were 3.8 trillion cubic feet of natural gas equivalent (tcfe) (4.1 tcfe pro forma for the acquisitions announced today).

      KEY OPERATIONAL AND FINANCIAL STATISTICS FOR THE 2004 SECOND QUARTER

The table below summarizes Chesapeake's key statistics during the 2004 second quarter and compares them to the 2004 first quarter and the 2003 second quarter:


                                                       THREE MONTHS ENDED:
                                                      -------------------


                                                 6/30/04    03/31/04    06/30/03
                                                 -------    --------    -------
Average daily production (in mmcfe)                 951        867       740
Gas as % of total production                         88         89        89
Natural gas production (in bcf)                    76.5       70.1      60.0
Average realized gas price ($/mcf) (a)             4.87       5.62      4.73
Oil production (in mbbls)                         1,673      1,465     1,224
Average realized oil price ($/bo) (a)             28.12      27.10     26.24
Natural gas equivalent production (in bcfe)        86.5       78.9      67.3
Gas equivalent realized price ($/mcfe) (a)         4.85       5.50      4.70
General and administrative costs ($/mcfe) (e)       .09        .10       .08
Production taxes ($/mcfe)                           .26        .19 (d)   .25
Lease operating expenses ($/mcfe)                   .57        .57       .51
Interest expense ($/mcfe) (a)                       .44        .48       .56
DD&A of oil and gas properties ($/mcfe)            1.58       1.52      1.36
Operating cash flow ($ in millions) (b)           308.2      333.6     226.1
Operating cash flow ($/mcfe)                       3.56       4.23      3.36
Ebitda ($ in millions) (c)                        324.1      348.1     266.4
Ebitda ($/mcfe)                                    3.74       4.41      3.96
Net income to common shareholders                  85.8      104.4      76.3
 ($ in millions)

     (a) includes the effects of realized gains or (losses) from hedging, but does not include the effects of unrealized gains or (losses) from hedging
     (b) defined as cash flow provided by operating activities before changes in assets and liabilities
     (c) defined as income before income taxes, interest expense, and depreciation, depletion and amortization expense
     (d) includes pre-tax benefit of $6.8 million, or $0.09 per mcfe, from prior period severance tax credits
     (e)  excludes expenses associated with non-cash stock based compensation

     CHESAPEAKE ANNOUNCES $590 MILLION OF COMPLETED OR PENDING ACQUISITIONS, ACQUIRING 310 BCFE OF ESTIMATED PROVED RESERVES, 453 BCFE OF ESTIMATED
              PROBABLE AND POSSIBLE RESERVES, 50,000 NET LEASEHOLD
                     ACRES AND 60 MMCFE OF DAILY PRODUCTION


Chesapeake announced that it has entered into agreements to acquire natural gas assets in the Mid-Continent and South Texas regions through transactions with three private companies. The transactions involve the acquisition of Tulsa-based Bravo Natural Resources, Inc., the acquisition of substantially all the assets of Houston-based Legend Natural Gas, LP and the acquisition of substantially all the assets of Oklahoma City-based Tilford Pinson Exploration, LLC.

Bravo's assets consist of 20,000 acres located in the Granite Wash-producing Stiles Ranch and Allison Britt fields of the Anadarko Basin in Wheeler and Hemphill Counties, Texas and Roger Mills County, Oklahoma. The Granite Wash is a Pennsylvanian-aged formation located at depths of 12-13,000' on Bravo's 20,000 net acres of leasehold. The Granite Wash, and the deeper Cherokee/Atoka Washes, to date have produced more than 1.2 tcfe from 10 major fields in the Anadarko Basin and are currently the subject of intense industry drilling programs in western Oklahoma and in the Texas Panhandle. Chesapeake now has more than 200,000 net acres of potentially prospective leasehold in areas where well costs currently average $1.2-1.5 million, estimated per well reserve recoveries average 1.5-2.0 bcfe and drainage areas average approximately 40 acres. Bravo was formed in early 2003 by Charles R. Stephenson, John H. Hale and Irving, Texas-based Natural Gas Partners VI, L.P. The transaction is expected to close on August 2, subject to satisfaction of customary closing conditions. Bravo was advised in its sale to Chesapeake by Petrie Parkman & Co.

Legend's producing assets and 18,000 net acres of leasehold are located in the Roleta, Haynes, Comitas and En Seguido fields in the Zapata County portion of South Texas. The primary zones of production in these fields are various sands of the Middle and Lower Wilcox formations at depths ranging from 7,000-13,000'. The majority of Legend's assets are located approximately 3-7 miles south and east of the Zapata County assets Chesapeake acquired in October 2003 from Laredo Energy LP. At the time of acquisition by Chesapeake, the Laredo assets were producing 30 mmcfe per day net to Chesapeake's interest. After better than expected drilling results, the Laredo assets are currently producing 50 mmcfe per day, a 67% increase in just nine months. Zapata County is Texas' most prolific natural gas producing county. Upon closing the Legend transaction, Chesapeake will be the fourth largest gas producer in Zapata County. Legend was formed in 2001 by James A. Winne, III, Michael Becci and New York-based Riverstone Holdings LLC. The transaction is expected to close on August 31, subject to satisfaction of customary closing conditions. Legend was advised in its sale to Chesapeake by Goldman, Sachs & Co.

Tilford Pinson's producing assets and 12,000 net acres of leasehold are located primarily in the Arkoma Basin fields of Northwest Scipio, Northwest Reams and South Pine Hollow in Pittsburg County, Oklahoma. Major zones of production in these fields range from 2,500 foot Hartshorne sands to 6,000 - 8,000' Cromwell and Caney Shale plays. The Cromwell and Caney Shale formations are particularly active and the Caney Shale is considered by some industry observers to have similar characteristics to the Barnett Shale. By virtue of its drilling activities in the past six years and the completion of the Oxley acquisition in May 2003, Chesapeake has become the largest gas producer in Pittsburg County, Oklahoma's eighth largest gas producing county. Tilford Pinson was formed in 1995 by Max Tilford and Dave Pinson. The transaction closed earlier this month.

Through these three transactions, Chesapeake anticipates acquiring an internally estimated 310 bcfe of proved reserves, an internally estimated 453 bcfe of probable and possible reserves and current production of 60 mmcfe per day. Pro forma for these acquisitions, the company's estimated proved oil and natural gas reserves as of June 30, 2004 would have been approximately 4.1 tcfe. Chesapeake believes it can increase the newly acquired properties' production from the current rate of 60 mmcfe per day to at least 90 mmcfe per day by year-end 2005 and at least 120 mmcfe per day by year-end 2006. The company has identified approximately 210 proved undeveloped and 410 probable and possible locations on the 50,000 net leasehold acres being acquired in the transactions announced today.

After allocating approximately $190 million of the combined $590 million purchase price to unevaluated leasehold and mid-stream gas assets, Chesapeake's acquisition cost per mcfe of proved reserves will be $1.29. Including the $190 million of unevaluated leasehold and mid-stream gas assets value and the $690 million of anticipated future drilling costs necessary to fully develop the proved, probable and possible reserves, the company estimates that its all-in cost to develop the 763 bcfe of reserves acquired in the three transactions will be $1.68 per mcfe. Chesapeake believes this is a very attractive all-in acquisition price, especially given the industry's present finding costs, which the company believes are currently over $2.00 per mcfe and are likely to rise in the foreseeable future.

The acquired proved reserves have a reserves-to-production index of 14.2 years, are 92% gas, 97% company-operated, 35% proved developed and have current lease operating expenses of only $0.29 per mcfe. These very low lease operating expenses (approximately 60% per mcfe below the industry average) create unusually high economic values per mcfe of proved reserves and add to the attractiveness of Chesapeake's all-in acquisition cost of $1.68 per mcfe.

The company intends to finance the $590 million of new acquisitions using an approximate 50/50 combination of senior notes and common stock issuance.

  OPERATIONAL RESULTS CONTINUE TO EXCEED EXPECTATIONS, STRONG DRILLING RESULTS
    AND SIGNIFICANT LEASEHOLD ADDITIONS LEAD TO INCREASED ESTIMATES OF 5,000
           UNDRILLED LOCATIONS AND THREE TCFE OF UNDEVELOPED RESERVES


Chesapeake's exploratory and development drilling programs and its production enhancement operations on its base and recently acquired properties continue to produce operational results that exceed the company's forecasts. During the 2004 second quarter, Chesapeake drilled 134 gross (96.6 net) operated wells and participated in another 187 gross wells (24.5 net) operated by other companies. The company's drilling success rate was 98% for company-operated wells and 99% for non-operated wells. Chesapeake invested $149 million in operated wells and $52 million in non-operated wells.

During the quarter, the company invested $101 million in acquiring new leasehold and 3-D seismic data as it continued to make significant investments in the building blocks of future organic growth. In addition to adding significant leasehold to its existing dominant positions in Bray, Mayfield, Sahara and other ongoing Anadarko and Arkoma Basin projects, Chesapeake also has been aggressively building industry-leading leasehold positions in the Granite Wash and Cherokee/Atoka Wash gas resource plays in the Anadarko Basin (approximately 200,000 prospective acres), in the Hartshorne Coal and Caney Shale gas resource plays of the Arkoma Basin (approximately 75,000 prospective acres) and in the Barnett Shale gas resource play in North Texas (approximately 30,000 prospective acres in Johnson County). The company believes it has built the largest onshore U.S. inventories of leasehold and 3-D seismic in the industry (more than three million and eight million acres, respectively) and believes it has identified more than 5,000 undrilled locations which could contain up to approximately four tcfe of probable and possible undeveloped reserves.

     STRONG OPERATIONAL RESULTS LEAD TO ANOTHER INCREASE IN 2004 PRODUCTION
           FORECASTS AND TO A STRONG INITIAL 2005 PRODUCTION FORECAST


Chesapeake is today increasing its 2004 mid-point production forecast by 10.0 bcfe (2.9%) to a range of 353-355 bcfe (967 mmcfe per day at the mid-point) from a range of 341-347 (940 mmcfe per day at the mid-point). Approximately 8.8 bcfe of this 10.0 bcfe increase is attributable to anticipated production from the three new transactions while 1.2 bcfe is attributable to better than expected recent drilling results. This is the third time in 2004 that Chesapeake has increased its production forecasts, each time from a combination of acquisitions and better than expected drilling results. The company forecasts that its organic growth rate will be at least 10% in 2004.

Chesapeake now estimates that its third quarter 2004  production will range from
91.5 to 92.5 bcfe (1,000 mmcfe per day at the midpoint) and its fourth quarter 2004 production will range from 96 to 97 bcfe (1,049 mmcfe per day at the midpoint). Chesapeake's average daily production in the second half of 2004 (1,024 mmcfe per day at the midpoint) is expected to exceed production in the second half of 2003 (784 mmcfe per day) by approximately 240 mmcfe, or 31%.
Furthermore, Chesapeake believes that its production will continue growing during 2005 and will range between 390 and 400 bcfe (1,082 mmcfe per day at the midpoint), a 12% increase over the midpoint of forecasted 2004 production.

         CHESAPEAKE TAKES ADVANTAGE OF RECENT NATURAL GAS PRICE WEAKNESS
                 AND LIFTS SOME OF ITS NATURAL GAS PRICE HEDGES

Chesapeake took advantage of natural gas price weakness during the second quarter and lifted all of its hedges for 2006 and 2007 natural gas production and decreased its hedged natural gas positions by 10% for the second half of 2004 and 39% for 2005. The following tables compare Chesapeake's projected 2004-2007 oil and natural gas production volumes that have been hedged as of July 26, 2004 to what had been previously hedged as of May 11, 2004.

                      HEDGED POSITIONS AS OF JULY 26, 2004
                               Oil                    Natural Gas
                     -----------------------    -----------------------
Quarter or Year      % Hedged      $ NYMEX      % Hedged      $ NYMEX
---------------      ---------     --------     ---------     --------
2004 1Q                 87%          $28.58           99%       $5.97
2004 2Q                 92%          $30.00           81%       $5.15
2004 3Q                 95%          $30.32           68%       $5.25
2004 4Q                 95%          $30.10           40%       $5.12
---------------      --------      --------     ---------     --------
2004 Total              92%          $29.80           71%       $5.41
===============      ========      ========     =========     ========
2005                     9%          $31.56           17%       $4.74
2006                      -             -              -          -
2007                      -             -              -          -


                       HEDGED POSITIONS AS OF MAY 11, 2004
                               Oil                    Natural Gas
                     -----------------------    -----------------------
Quarter or Year      % Hedged      $ NYMEX      % Hedged      $ NYMEX
---------------      ---------     --------     ---------     --------
2004 1Q                 87%          $28.58           99%       $5.97
2004 2Q                100%          $30.00           81%       $5.11
2004 3Q                 96%          $30.32           73%       $5.28
2004 4Q                 95%          $30.10           48%       $5.27
---------------      --------      --------     ---------     ---------
2004 Total              95%          $29.80           74%       $5.44
===============      ========      ========     =========     =========
2005                     9%          $31.56           28%       $5.12
2006                      -             -             10%       $4.88
2007                      -             -              7%       $4.76


Depending on changes in oil and natural gas futures markets and management's view of underlying oil and natural gas supply and demand trends, Chesapeake may either increase or decrease its hedging positions at any time in the future without notice.

The company's updated 2004 forecasts and initial 2005 forecast are attached to this release in an Outlook dated July 26, 2004 labeled Schedule "A". This Outlook has been changed from the Outlook dated May 11, 2004 (attached as Schedule "B" for investors' convenience) to reflect today's increased production forecasts and the projected effects from the hedging position changes.

                               MANAGEMENT COMMENTS

Aubrey K. McClendon, Chesapeake's Chief Executive Officer, commented, "Today's announcements of very strong operational and financial results for the 2004 second quarter and of three new value-creating acquisitions provide ongoing confirmation that Chesapeake continues to execute with precision on its business strategy. This strategy focuses on delivering growth through a balance of acquisitions and organic drilling, focusing on natural gas to take advantage of strong long-term supply/demand fundamentals and building dominant regional scale to achieve low operating costs and high returns on capital. This business strategy has worked very well for our shareholders, generating a 1,525% increase in our common stock price since January 1, 1999. We believe Chesapeake's management team can continue the successful execution of the company's "distinctive" business strategy and continue to deliver significant shareholder value in the years ahead."

                           CONFERENCE CALL INFORMATION

A conference call has been scheduled for Tuesday morning, July 27, 2004 at 9:00 a.m. EDT to discuss this earnings release. The telephone number to access the conference call is 913.981.5572. For those unable to participate in the conference call, a replay will be available from 12:00 p.m. EDT, July 27, 2004 through midnight EDT on August 9, 2004. The number to access the conference call replay is 719.457.0820 and the passcode is 151543. The conference call will also be simulcast live on the Internet and can be accessed at WWW.CHKENERGY.COM by selecting "Conference Calls" under the "Investor Relations" section. The webcast of the conference call will be available on the website for one year.


THIS PRESS RELEASE AND THE ACCOMPANYING OUTLOOKS INCLUDE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. FORWARD-LOOKING STATEMENTS GIVE OUR CURRENT EXPECTATIONS OR FORECASTS OF FUTURE EVENTS. THEY INCLUDE
ESTIMATES OF OIL AND GAS RESERVES, EXPECTED OIL AND GAS PRODUCTION AND FUTURE EXPENSES, PROJECTIONS OF FUTURE OIL AND GAS PRICES, PLANNED CAPITAL EXPENDITURES FOR DRILLING, LEASEHOLD ACQUISITIONS AND SEISMIC DATA, AND STATEMENTS CONCERNING ANTICIPATED CASH FLOW AND LIQUIDITY, BUSINESS STRATEGY AND OTHER PLANS AND OBJECTIVES FOR FUTURE OPERATIONS. DISCLOSURES CONCERNING DERIVATIVE CONTRACTS AND THEIR ESTIMATED CONTRIBUTION TO OUR FUTURE RESULTS OF OPERATIONS ARE BASED UPON MARKET INFORMATION AS OF A SPECIFIC DATE. THESE MARKET PRICES ARE SUBJECT TO SIGNIFICANT VOLATILITY.

FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTED RESULTS ARE DESCRIBED UNDER "RISK FACTORS" IN OUR PROSPECTUS DATED JULY 8, 2004 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 2004. THEY INCLUDE THE VOLATILITY OF OIL AND GAS PRICES; ADVERSE EFFECTS OUR SUBSTANTIAL INDEBTEDNESS AND PREFERRED STOCK OBLIGATIONS COULD HAVE ON OUR OPERATIONS AND FUTURE GROWTH; OUR ABILITY TO COMPETE EFFECTIVELY AGAINST STRONG INDEPENDENT OIL AND GAS COMPANIES AND MAJORS; POSSIBLE FINANCIAL LOSSES AND SIGNIFICANT COLLATERAL REQUIREMENTS AS A RESULT OF OUR COMMODITY PRICE AND INTEREST RATE RISK MANAGEMENT ACTIVITIES; UNCERTAINTIES INHERENT IN ESTIMATING QUANTITIES OF OIL AND GAS RESERVES, INCLUDING RESERVES WE ACQUIRE; PROJECTING FUTURE RATES OF PRODUCTION AND THE TIMING OF DEVELOPMENT EXPENDITURES; EXPOSURE TO POTENTIAL LIABILITIES OF ACQUIRED PROPERTIES AND COMPANIES; OUR ABILITY TO REPLACE RESERVES; THE AVAILABILITY OF CAPITAL; WRITEDOWNS OF OIL AND GAS CARRYING VALUES IF COMMODITY PRICES DECLINE; ENVIRONMENTAL AND OTHER CLAIMS IN EXCESS OF INSURED AMOUNTS RESULTING FROM DRILLING AND PRODUCTION OPERATIONS; AND THE LOSS OF KEY PERSONNEL. WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS PRESS RELEASE, AND WE UNDERTAKE NO OBLIGATION TO UPDATE THIS INFORMATION.

OUR PRODUCTION FORECASTS ARE DEPENDENT UPON MANY ASSUMPTIONS, INCLUDING ESTIMATES OF PRODUCTION DECLINE RATES FROM EXISTING WELLS AND THE OUTCOME OF FUTURE DRILLING ACTIVITY. ALTHOUGH WE BELIEVE THE EXPECTATIONS AND FORECASTS REFLECTED IN THESE AND OTHER FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CAN GIVE NO ASSURANCE THEY WILL PROVE TO HAVE BEEN CORRECT. THEY CAN BE AFFECTED BY INACCURATE ASSUMPTIONS OR BY KNOWN OR UNKNOWN RISKS AND UNCERTAINTIES.

THE SEC HAS GENERALLY PERMITTED OIL AND GAS COMPANIES, IN FILINGS MADE WITH THE SEC, TO DISCLOSE ONLY PROVED RESERVES THAT A COMPANY HAS DEMONSTRATED BY ACTUAL PRODUCTION OR CONCLUSIVE FORMATION TESTS TO BE ECONOMICALLY AND LEGALLY PRODUCIBLE UNDER EXISTING ECONOMIC AND OPERATING CONDITIONS. WE USE THE TERMS "PROBABLE" AND "POSSIBLE" RESERVES OR OTHER DESCRIPTIONS OF VOLUMES OF RESERVES POTENTIALLY RECOVERABLE THROUGH ADDITIONAL DRILLING OR RECOVERY TECHNIQUES THAT THE SEC'S GUIDELINES MAY PROHIBIT US FROM INCLUDING IN FILINGS WITH THE SEC. THESE ESTIMATES ARE BY THEIR NATURE MORE SPECULATIVE THAN ESTIMATES OF PROVED RESERVES AND ACCORDINGLY ARE SUBJECT TO SUBSTANTIALLY GREATER RISK OF BEING ACTUALLY REALIZED BY THE COMPANY.

THE ANNOUNCEMENT OF PROPOSED FINANCINGS THROUGH THE ISSUANCE OF EQUITY AND DEBT IN THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. THE DEBT SECURITIES WILL LIKELY NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND STATE LAWS.

CHESAPEAKE ENERGY CORPORATION IS ONE OF THE FIVE LARGEST INDEPENDENT U.S. NATURAL GAS PRODUCERS. HEADQUARTERED IN OKLAHOMA CITY, THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING AND PRODUCING PROPERTY ACQUISITIONS IN THE MID-CONTINENT, PERMIAN BASIN, SOUTH TEXAS, TEXAS GULF COAST AND ARK-LA-TEX REGIONS OF THE UNITED STATES. THE COMPANY'S INTERNET ADDRESS IS WWW.CHKENERGY.COM.


                                           CHESAPEAKE ENERGY CORPORATION
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                        ($ IN 000'S, EXCEPT PER SHARE DATA)
                                                   (UNAUDITED)
====================================================================================================================
THREE MONTHS ENDED:                                                 JUNE 30, 2004              JUNE 30, 2003
                                                                $               $/mcfe        $            $/mcfe
                                                             -----------   ------------   ------------   -----------
REVENUES:

  OIL AND GAS SALES                                             399,665           4.62        319,519          4.74
  OIL AND GAS MARKETING SALES                                   174,627           2.02        110,296          1.64
                                                             ----------    ------------   -----------    ----------
    TOTAL REVENUES                                              574,292           6.64        429,815          6.38
                                                             ----------    ------------   -----------    ----------

OPERATING COSTS:
  PRODUCTION EXPENSES                                            49,595           0.57         34,263          0.51
  PRODUCTION TAXES                                               22,751           0.26         17,101          0.25
  GENERAL AND ADMINISTRATIVE EXPENSES:
    GENERAL AND ADMINISTRATIVE (EXCLUDING STOCK BASED
    COMPENSATION)                                                 7,420           0.09          5,635          0.08
    STOCK BASED COMPENSATION                                        672           0.01            365          0.01
  OIL AND GAS MARKETING EXPENSES                                171,115           1.98        106,857          1.59
  OIL AND GAS DEPRECIATION, DEPLETION, AND AMORTIZATION         136,743           1.58         91,570          1.36
                                                                106,857
  DEPRECIATION AND AMORTIZATION OF OTHER ASSETS                   6,716           0.08          4,122          0.06
                                                             ----------    ------------   -----------    ----------
    TOTAL OPERATING COSTS                                       395,012           4.57        259,913          3.86
                                                             ----------    ------------   -----------    ----------

INCOME FROM OPERATIONS                                          179,280           2.07        169,902          2.52
                                                             ----------    ------------   -----------    ----------

OTHER INCOME (EXPENSE):
  INTEREST AND OTHER INCOME                                       1,335           0.01            781          0.01
  INTEREST EXPENSE                                              (28,806)         (0.33)       (38,036)        (0.56)
                                                             ----------    ------------   -----------    ----------
    TOTAL OTHER INCOME (EXPENSE)                                (27,471)         (0.32)       (37,255)        (0.55)
                                                             ----------    ------------   -----------    ----------

INCOME BEFORE INCOME TAXES                                      151,809           1.75        132,647          1.97

INCOME TAX EXPENSE:
  CURRENT                                                            --             --             --            --
  DEFERRED                                                       54,654           0.63         50,407          0.75
                                                             ----------    ------------   -----------    ----------
    TOTAL INCOME TAX EXPENSE                                     54,654           0.63         50,407          0.75
                                                             ----------    ------------   -----------    ----------

NET INCOME                                                       97,155           1.12         82,240          1.22

PREFERRED STOCK DIVIDENDS                                       (11,344)         (0.13)        (5,979)        (0.09)
                                                             ----------   ------------    -----------    ----------

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS                      85,811           0.99         76,261          1.13
                                                             ==========    ============   ===========    ==========
--------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE:

   BASIC                                                     $     0.36                   $      0.36
                                                             ==========                   ===========
   ASSUMING DILUTION                                         $     0.31                   $      0.31
                                                             ==========                   ===========

WEIGHTED AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING (IN 000'S)

  BASIC                                                         241,147                       214,341
                                                             ==========                   ===========
  ASSUMING DILUTION                                             303,483                       263,919
                                                             ==========                   ===========

                                           CHESAPEAKE ENERGY CORPORATION
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                        ($ IN 000'S, EXCEPT PER SHARE DATA)
                                                   (UNAUDITED)
====================================================================================================================
SIX MONTHS ENDED:                                                   JUNE 30, 2004              JUNE 30, 2003
                                                                $               $/mcfe      $               $/mcfe
                                                             -----------   -------------  ------------   -----------
REVENUES:
  OIL AND GAS SALES                                             819,458            4.95       605,538          4.88
  OIL AND GAS MARKETING SALES                                   317,963            1.92       200,604          1.62
                                                             ----------    ------------   -----------    ----------
    TOTAL REVENUES                                            1,137,421            6.87       806,142          6.50
                                                             ----------    ------------   -----------    ----------

OPERATING COSTS:
  PRODUCTION EXPENSES                                            94,398            0.57        65,720          0.53
  PRODUCTION TAXES                                               37,687            0.23        35,698          0.29
  GENERAL AND ADMINISTRATIVE EXPENSES:
    GENERAL AND ADMINISTRATIVE (EXCLUDING STOCK BASED
    COMPENSATION)                                                15,586            0.09        11,014          0.09
    STOCK BASED COMPENSATION                                      2,541            0.02           365            --
  PROVISION FOR LEGAL SETTLEMENTS                                    --              --           286            --
  OIL AND GAS MARKETING EXPENSES                                310,779            1.87       196,215          1.58
  OIL AND GAS DEPRECIATION, DEPLETION, AND AMORTIZATION         256,651            1.55       168,184          1.36
                                                                106,857
  DEPRECIATION AND AMORTIZATION OF OTHER ASSETS                  12,455            0.08         7,806          0.06
                                                             ----------    ------------   -----------    ----------
    TOTAL OPERATING COSTS                                       730,097            4.41       485,288          3.91
                                                             ----------    ------------   -----------    ----------

INCOME FROM OPERATIONS                                          407,324            2.46       320,854          2.59
                                                             ----------    ------------   -----------    ----------

OTHER INCOME (EXPENSE):
  INTEREST AND OTHER INCOME                                       2,678            0.02         1,544          0.01
  INTEREST EXPENSE                                              (75,351)          (0.46)      (75,040)        (0.60)
  LOSS ON REPURCHASES OR EXCHANGES OF CHESAPEAKE DEBT            (6,925)          (0.04)           --            --
                                                             ----------    ------------   -----------    ----------
    TOTAL OTHER INCOME (EXPENSE)                                (79,598)          (0.48)      (73,496)        (0.59)
                                                             ----------    ------------   -----------    ----------

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                                          327,726            1.98       247,358          2.00

INCOME TAX EXPENSE:
  CURRENT                                                            --              --            --           --
  DEFERRED                                                      117,981            0.71        93,998          0.76
                                                             ----------    ------------   -----------    ----------
    TOTAL INCOME TAX EXPENSE                                    117,981            0.71        93,998          0.76
                                                             ----------    ------------   -----------    ----------

NET INCOME BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE, NET OF TAX                                 209,745            1.27       153,360          1.24
                                                             ----------    ------------   -----------    ----------

CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF
  INCOME TAX OF $1,464,000                                           --             --          2,389          0.02
                                                             ----------    ------------   -----------    ----------

NET INCOME                                                      209,745            1.27       155,749          1.26

PREFERRED STOCK DIVIDENDS                                       (19,512)          (0.12)       (9,505)        (0.08)
                                                             ----------    ------------   -----------    ----------

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS                     190,233            1.15       146,244          1.18
                                                             ==========    ============   ===========    ==========

---------------------------------------------------------------------------------------------------------------------
                                      8

EARNINGS PER COMMON SHARE:

   BASIC
      INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE   $     0.80                    $    0.70
      CUMULATIVE EFFECT OF ACCOUNTING CHANGE                         --                         0.01
                                                             ----------                    ----------
      NET INCOME                                             $     0.80                    $     0.71
                                                             ==========                    ==========

   ASSUMING DILUTION
    INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE     $     0.69                    $     0.62
    CUMULATIVE EFFECT OF ACCOUNTING CHANGE                           --                          0.01
                                                             ----------                    ----------
    NET INCOME                                               $     0.69                    $     0.63
                                                             ==========                    ==========

WEIGHTED AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING (IN 000'S)

  BASIC                                                         239,016                       205,995
                                                             ==========                    ==========
  ASSUMING DILUTION                                             301,400                       247,391
                                                             ==========                    ==========

                          CHESAPEAKE ENERGY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (IN 000'S)
                                   (UNAUDITED)
===============================================================================
                                              JUNE 30,    DECEMBER 31,
                                                2004         2003
-------------------------------------------------------------------------------

CASH                                        $   76,237    $   40,581
OTHER CURRENT ASSETS                           461,690       301,823
                                            ----------    ----------
     TOTAL CURRENT ASSETS                      537,927       342,404
                                            ----------    ----------

PROPERTY AND EQUIPMENT (NET)                 5,706,029     4,133,117
OTHER ASSETS                                    96,768        96,770
                                            ----------    ----------
     TOTAL ASSETS                           $6,340,724    $4,572,291
                                            ==========    ==========

CURRENT LIABILITIES                         $  801,102    $  513,156
LONG TERM DEBT                               2,464,078     2,057,713
ASSET RETIREMENT OBLIGATION                     64,490        48,812
LONG TERM LIABILITIES                           73,880        28,774
DEFERRED TAX LIABILITY                         497,990       191,026
                                            ----------    ----------
     TOTAL LIABILITIES                       3,901,540     2,839,481

STOCKHOLDERS' EQUITY                         2,439,184     1,732,810
                                            ----------    ----------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY    $6,340,724    $4,572,291
                                            ==========    ==========


COMMON SHARES OUTSTANDING                      242,790       216,784
                                            ==========    ==========

                                      9

                                              CHESAPEAKE ENERGY CORPORATION
                                 SUPPLEMENTAL DATA - OIL & GAS SALES AND INTEREST EXPENSE

                                                                            THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                     ---------------------------    --------------------------
                                                                                 JUNE 30,                      JUNE 30,
                                                                     ---------------------------    --------------------------
                                                                         2004            2003           2004          2003
                                                                     ------------  -------------    ------------   -----------

      OIL AND GAS SALES ($ IN THOUSANDS):
        Oil sales                                                      $ 59,930        $ 32,763       $107,961       $ 67,903
        Oil derivatives - realized gains (losses)                       (12,878)           (641)       (21,208)        (6,879)
        Oil derivatives -unrealized gains (losses)                       (1,470)         (1,101)        (7,489)        (1,178)
                                                                       --------        --------       ---------      ---------
              Total oil sales                                            45,582          31,021         79,264         59,846
                                                                       --------        --------       --------       --------

        Gas sales                                                       415,216         282,239        775,317        596,289
        Gas derivatives - realized gains (losses)                       (42,453)          1,811         (8,462)       (84,809)
        Gas derivatives -unrealized gains (losses)                      (18,680)          4,448        (26,661)        34,212
                                                                       --------        ---------      ---------      --------
              Total gas sales                                           354,083         288,498        740,194        545,692
                                                                       --------        --------       --------       --------

              Total oil and gas sales                                  $399,665        $319,519       $819,458       $605,538
                                                                       ========        ========       ========       ========

      AVERAGE SALES PRICE
       (EXCLUDING GAINS (LOSSES) ON
      DERIVATIVES):                                                    $  35.82        $  26.77       $  34.40       $  29.73
        Oil ($ per bbl)
        Gas ($ per mcf)                                                $   5.43        $   4.70       $   5.29           5.40
        Gas equivalent ($ per mcfe)                                        5.49        $   4.68       $   5.34      $    5.35

      AVERAGE SALES PRICE
       (EXCLUDING UNREALIZED GAINS
      (LOSSES) ON DERIVATIVES):
        Oil ($ per bbl)                                                $  28.12        $  26.24       $  27.65          26.72
        Gas ($ per mcf)                                                $   4.87        $   4.73       $   5.23       $   4.63
        Gas equivalent ($ per mcfe)                                        4.85        $   4.70       $   5.16           4.61

      INTEREST EXPENSE ($ IN THOUSANDS):
        Interest                                                       $(37,513)       $(38,452)      $(76,077)      $(74,156)
        Derivatives - realized (gains) losses                              (353)            682            405          1,356
        Derivatives - unrealized (gains) losses                           9,060            (266)           321         (2,240)
                                                                       --------        ---------      --------       --------
              Total Interest Expense                                   $(28,806)       $(38,036)      $(75,351)      $(75,040)
                                                                       --------        --------       --------       --------

                                                           CHESAPEAKE ENERGY CORPORATION
                                                        CONDENSED CONSOLIDATED CASH FLOW DATA
                                                                     (IN 000'S)
                                                                     (UNAUDITED)
                      =====================================================================================================
                      THREE MONTHS ENDED:                                         JUNE 30,        JUNE 30,
                                                                                    2004           2003
                      -----------------------------------------------------------------------------------------------------
                       CASH PROVIDED BY OPERATING ACTIVITIES                 $       328,787    $   277,581

                       CASH (USED IN) INVESTING ACTIVITIES                   $      (864,016)   $  (313,485)

                       CASH PROVIDED BY FINANCING ACTIVITIES                 $       422,041    $    33,809

                      =====================================================================================================
                      =====================================================================================================

                       SIX MONTHS ENDED:                                          JUNE 30,        JUNE 30,
                                                                                    2004            2003
                      -----------------------------------------------------------------------------------------------------
                       CASH PROVIDED BY OPERATING ACTIVITIES                 $       670,557    $   376,633

                       CASH (USED IN) INVESTING ACTIVITIES                   $    (1,599,450)   $(1,315,774)

                       CASH PROVIDED BY FINANCING ACTIVITIES                 $       964,549    $   727,413
                      =====================================================================================================

                                       10

                                                           CHESAPEAKE ENERGY CORPORATION
                                                      RECONCILIATION OF CERTAIN FINANCIAL MEASURES
                                                                    (IN 000'S)
                                                                    (UNAUDITED)
                      =====================================================================================================
                       THREE MONTHS ENDED:                                        JUNE 30,         JUNE 30,
                                                                                    2004            2003
                      -----------------------------------------------------------------------------------------------------

                       CASH PROVIDED BY OPERATING ACTIVITIES                 $       328,787    $       277,581

                       ADJUSTMENTS:
                       CHANGES IN ASSETS AND LIABILITIES                             (20,614)           (51,512)
                                                                             ---------------    ---------------

                       OPERATING CASH FLOW*                                  $       308,173    $       226,069
                                                                             ===============    ===============
                      =====================================================================================================

                       SIX MONTHS ENDED:                                          JUNE 30,         JUNE 30,
                                                                                    2004             2003
                      -----------------------------------------------------------------------------------------------------
                       CASH PROVIDED BY OPERATING ACTIVITIES                 $       670,557    $       376,633

                       ADJUSTMENTS:
                       CHANGES IN ASSETS AND LIABILITIES                             (28,830)           17,149
                                                                             ---------------    --------------

                       OPERATING CASH FLOW*                                  $       641,727    $       393,782
                                                                             ===============    ===============



* Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Operating cash flow is widely accepted as a financial indicator of an oil and gas company's ability to generate cash which is used to internally fund exploration and development activities and to service debt. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.

                                              CHESAPEAKE ENERGY CORPORATION
                                       RECONCILIATION OF CERTAIN FINANCIAL MEASURES
                                                        (IN 000'S)
                                                       (UNAUDITED)

=====================================================================================================
THREE MONTHS ENDED:                                                    JUNE 30,         JUNE 30,
                                                                         2004             2003
-----------------------------------------------------------------------------------------------------
NET INCOME                                                         $       97,155    $        82,240

DEFERRED INCOME TAX EXPENSE                                                54,654             50,407
INTEREST EXPENSE                                                           28,806             38,036
DEPRECIATION AND AMORTIZATION OF OTHER ASSETS                               6,716              4,122
OIL AND GAS DEPRECIATION, DEPLETION AND AMORTIZATION                      136,743             91,570
                                                                   --------------    ---------------

EBITDA**                                                           $      324,074    $       266,375
                                                                   ==============    ===============

=====================================================================================================
SIX MONTHS ENDED:                                                      JUNE 30,         JUNE 30,
                                                                         2004             2003
------------------------------------------------------------------ ----------------- ----------------

NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE           $      209,745    $       153,360

DEFERRED INCOME TAX EXPENSE                                               117,981            93,998
INTEREST EXPENSE                                                           75,351            75,040
DEPRECIATION AND AMORTIZATION OF OTHER ASSETS                              12,455             7,806
OIL AND GAS DEPRECIATION, DEPLETION AND AMORTIZATION                      256,651           168,184
                                                                   ---------------   ---------------

EBITDA**                                                           $      672,183    $       498,388
                                                                   ==============    ===============

**Ebitda represents net income (loss) before cumulative effect of accounting change, income tax expense (benefit), interest expense, and depreciation, depletion and amortization expense. Ebitda is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Ebitda is also a financial measurement that, with certain negotiated adjustments, is reported to our banks under our bank credit facilities and is used in our financial covenants under our bank credit facilities and our indentures governing our senior notes. Ebitda is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations, or cash flow provided by operating activities prepared in accordance with GAAP. Ebitda is reconciled to cash provided by operating activities as follows:

===================================================================================================
THREE MONTHS ENDED:                                                    JUNE 30,         JUNE 30,
                                                                         2004             2003
------------------------------------------------------------------ ---------------------------------
CASH PROVIDED BY OPERATING ACTIVITIES                              $      328,787    $      277,581

CHANGES IN ASSETS AND LIABILITIES                                         (20,614)          (51,512)
INTEREST EXPENSE, REALIZED                                                 37,866            37,770
UNREALIZED GAINS (LOSSES) ON OIL AND GAS DERIVATIVES                      (20,150)            3,347
OTHER NON-CASH ITEMS                                                       (1,815)             (811)
                                                                   --------------    --------------

EBITDA                                                             $      324,074    $      266,375
                                                                   ==============    ==============

================================================================== ================= ================
SIX MONTHS ENDED:                                                      JUNE 30,         JUNE 30,
                                                                         2004             2003
------------------------------------------------------------------ ----------------- ----------------
CASH PROVIDED BY OPERATING ACTIVITIES                              $       670,557   $      376,633

CHANGES IN ASSETS AND LIABILITIES                                          (28,830)          17,149
INTEREST EXPENSE, REALIZED                                                  75,672           72,800
UNREALIZED GAINS (LOSSES) ON OIL AND GAS DERIVATIVES                       (34,150)          33,034
OTHER NON-CASH ITEMS                                                       (11,066)          (1,228)
                                                                   ---------------   --------------

EBITDA                                                             $       672,183   $      498,388
                                                                   ===============   ==============

                          CHESAPEAKE ENERGY CORPORATION
              RECONCILIATION OF ADJUSTED EARNINGS & ADJUSTED EBITDA
                     ($ IN 000'S, EXCEPT PER SHARE AMOUNTS)

=====================================================================================================
                                                        THREE MONTHS ENDED       SIX MONTHS ENDED
                                                          JUNE 30, 2004           JUNE 30, 2004
----------------------------------------------------- ----------------------- -----------------------
Net income to common shareholders                     $        85,811         $       190,233

Adjustments, net of tax:
    Unrealized (gains) losses from hedging                      7,097                  21,651
    Loss on repurchases or exchanges of debt                      --                    4,432
                                                      ---------------          ---------------

Adjusted earnings*                                    $        92,908         $       216,316
                                                      ===============         ===============

Adjusted earnings per share assuming dilution         $          0.33         $          0.77
                                                      ===============         ===============



EBITDA                                                $       324,074         $       672,183

Adjustments, before tax:
    Unrealized (gains) losses from oil and gas                 20,150                  34,150
hedging
    Loss on repurchases or exchanges of debt                       --                   6,925
                                                      ---------------         ---------------

Adjusted EBITDA*                                      $       344,224         $       713,258
                                                      ===============         ===============

*Adjusted earnings and adjusted EBITDA, both non-GAAP financial measures, exclude certain items that management believes affect the comparability of operating results. The Company discloses these non-GAAP financial measures as a useful adjunct to GAAP earnings and EBITDA because:

a. Management uses adjusted earnings and adjusted EBITDA to evaluate the Company's operational trends and performance relative to other oil and gas producing companies.
b. Adjusted earnings and adjusted EBITDA are more comparable to earnings and EBITDA estimates provided by securities analysts.
c. Items excluded generally are one-time items, or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

                                  SCHEDULE "A"

                    CHESAPEAKE'S OUTLOOK AS OF JULY 26, 2004

QUARTER ENDING SEPTEMBER 30, 2004; QUARTER ENDING DECEMBER 31, 2004; YEAR ENDING DECEMBER 31, 2004; YEAR ENDING DECEMBER 31, 2005.

We have adopted a policy of periodically providing investors with guidance on certain factors that affect our future financial performance. As of July 26, 2004, we are using the following key assumptions in our projections for the third and fourth quarters of 2004, the full-year 2004 and the full-year 2005.

The primary changes from our May 11, 2004 guidance are in italicized bold and are explained as follows:

1) We have replaced our 2004 second quarter forecast with our initial forecasts for the 2004 third and fourth quarters, have revised our full year 2004 forecast and have provided our initial 2005 forecast.
2) We have updated our previous production forecasts for the full year 2004 to include today's announced acquisitions and the results of recent drilling activities. These include 30 mmcfe per day of production beginning August 2, 2004 and an additional 30 mmcfe per day beginning September 1, 2004 for the acquisitions and an additional 6.5 mmcfe per day beginning July 1, 2004 for better than expected drilling results during the second quarter.
3) We have updated the projected effects from the reductions in our hedging positions.
4) We have included our expectations for future NYMEX oil and gas prices to illustrate hedging effects only. They are not a forecast of our expectations for 2004 and 2005 oil and natural gas prices.
5) For ease of reconciliation, please note that our first quarter 2004 production was 78.9 bcfe, our second quarter 2004 production was 86.5 bcfe and our first half 2004 Production was 165.4 bcfe. Our May 11, 2004 Outlook forecasted a second quarter 2004 production range of 83-84 bcfe and a full year 2004 production range of 341-347 bcfe.
6) Solely for the purposes of this Schedule "A" we have included the projected effects of financing the recently announced acquisitions with the issuance of $300 million of long-term debt securities and 23 million shares of common stock (including a 3 million share over-allotment option). There is no assurance we will make or complete such offerings.

                                                              Quarter Ending    Quarter Ending     Year Ending       Year Ending
                                                              September 30,     December 31,      December 31,      December 31,
                                                              --------------    -------------     -------------     ------------
                                                                   2004              2004              2004             2005
                                                                   ----              ----              ----             ----
Estimated Production:
  Oil - Mbo                                                       1,600             1,600             6,340             6,360
  Gas - Bcf                                                      82 - 83         86.5 - 87.5        315 - 317         352 - 362
  Gas Equivalent - Bcfe                                        91.5 - 92.5         96 - 97          353 - 355         390 - 400
  Daily gas equivalent midpoint - in  Mmcfe                       1,000             1,049              967              1,082
NYMEX Prices
  (for calculation of realized hedging effects only):
  Oil - $/Bo                                                         $34.00            $32.00             $34.87            $30.00
  Gas - $/Mcf                                                         $5.71             $5.50              $5.73             $5.00
Estimated Differentials to NYMEX Prices:
  Oil - $/Bo                                                         -$2.75            -$2.75            -$2.75            -$2.75
  Gas - $/Mcf                                                        -$0.75            -$0.75            -$0.75            -$0.75
Estimated Realized Hedging Effects
 (based on expected NYMEX prices above):
  Oil - $/Bo                                                         -$3.52            -$1.82            -$4.70             $0.13
  Gas - $/Mcf                                                        -$0.23             $0.01            -$0.09             $0.11
Operating Costs per Mcfe of Projected Production:
  Production expense                                           $0.57 - 0.62      $0.57 - 0.62      $0.57 - 0.62     $0.60 - 0.65
  Production taxes (generally 7% of O&G revenues)              $0.34 - 0.38      $0.34 - 0.38      $0.28 - 0.33     $0.30 - 0.35
  General and administrative                                   $0.10 - 0.11      $0.10 - 0.11      $0.10 - 0.11     $0.10 - 0.11
  Stock based compensation (non-cash)                          $0.02 - 0.04      $0.02 - 0.04      $0.02 - 0.04     $0.06 - 0.07
  DD&A - oil and gas                                           $1.60 - 1.65      $1.60 - 1.65      $1.60 - 1.65     $1.65 - 1.70
  Depreciation of other assets                                 $0.08 - 0.10      $0.08 - 0.10      $0.08 - 0.10     $0.08 - 0.10
  Interest expense(a)                                          $0.46 - 0.50      $0.46 - 0.50      $0.45 - 0.49     $0.44 - 0.48
Other Income and Expense per Mcfe:
  Marketing and other income                                   $0.02 - 0.04      $0.02 - 0.04      $0.02 - 0.04     $0.02 - 0.04

Book Tax Rate                                                      36%               36%               36%               36%

Equivalent Shares Outstanding:
  Basic                                                           256 mm            278 mm            253 mm           285 mm
  Diluted(b)                                                      319 mm            328 mm            312 mm           328 mm

Capital Expenditures:
  Drilling, leasehold and seismic                              $260 - $290       $260 - $290       $1,000 -            $1,000 -
                                                                    mm                mm          $1,100 mm           $1,100 mm

(a)  Does not include gains or losses on interest rate derivatives (SFAS 133).
(b)  Does  not  include  the  potential   conversion  of  the  company's  4.125%
     convertible preferred stock because the common stock price does not exceed the conversion price of the preferred.

COMMODITY HEDGING ACTIVITIES

The company utilizes hedging strategies to hedge the price of a portion of its future oil and gas production. These strategies include:

     (i) For swap instruments, we receive a fixed price for the hedged commodity and pay a floating market price, as defined in each instrument, to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.
     (ii) For cap-swaps, Chesapeake receives a fixed price and pays a floating market price. The fixed price received by Chesapeake includes a premium in exchange for a "cap" limiting the counterparty's exposure. In other words, there is no limit to Chesapeake's exposure but there is a limit to the downside exposure of the counterparty.
     (iii) Basis protection swaps are arrangements that guarantee a price differential of oil or gas from a specified delivery point. Chesapeake receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract.

Commodity markets are volatile, and as a result, Chesapeake's hedging activity is dynamic. As market conditions warrant, the company may elect to settle a hedging transaction prior to its scheduled maturity date and, as a result, lock in the gain or loss on the transaction.

Chesapeake enters into oil and natural gas derivative transactions in order to mitigate a portion of its exposure to adverse market changes in oil and natural gas prices. Accordingly, associated gains or loses from the derivative transactions are reflected as adjustments to oil and gas sales. All realized gains and losses from oil and natural gas derivatives are included in oil and gas sales in the month of related production. Pursuant to SFAS 133, certain derivatives do not qualify for designation as cash flow hedges. Changes in the fair value of these non-qualifying derivatives that occur prior to their maturity (i.e. because of temporary fluctuations in value) are reported currently in the consolidated statement of operations as unrealized gains (losses) within oil and gas sales.

Following provisions of SFAS 133, changes in the fair value of derivative instruments designated as cash flow hedges, to the extent effective in offsetting cash flows attributable to hedged risk, are recorded in other comprehensive income until the hedged item is recognized in earnings. Any change in fair value resulting from ineffectiveness is recognized currently in oil and natural gas sales.

The company currently has in place the following natural gas swaps:

                                                                          % Hedged
                                                                 -------------------------
                               Avg.                  Avg. NYMEX                  Open Swap
                              NYMEX                   Price                    Positions as
                              Strike                 Including     Assuming      a % of
                    Open      Price     Gain (Loss)  Open and        Gas        Estimated
                    Swaps     of Open   from Locked    Locked      Production    Total Gas
                   in Bcf's   Swaps       Swaps       Positions   in Bcf's of:   Production
                  --------   -------   ----------   ----------   -------------  ----------
2004:
1st Qtr             69.5      $5.94      $0.03         $5.97          70.1           99%
2nd Qtr             62.2      $5.15      $0.00         $5.15          76.5           81%
3rd Qtr(1)          56.3      $5.34     -$0.09         $5.25          82.5           68%
4th Qtr(1)          35.0      $5.39     -$0.27         $5.12          87.0           40%
-------------------------------------------------------------------------------------------
Total 2004         223.0      $5.48     -$0.07         $5.41         316.1           71%
===========================================================================================
===========================================================================================
Total 2005(1)       61.3      $5.24     -$0.50         $4.74         357.0           17%
===========================================================================================
===========================================================================================
Total 2006(1)(2)      -          -         -               -         375.0            -
===========================================================================================
===========================================================================================
Total 2007(2)         -          -         -               -         395.0            -
-------------------------------------------------------------------------------------------
===========================================================================================
TOTALS
-------------------------------------------------------------------------------------------
2004-2007          284.3      $5.43     -$0.29         $5.14       1,443.1           24%
===========================================================================================

(1) Certain hedging arrangements include swaps with knockout price ranging from $3.75 to $4.75 covering 4.6 bcf in 2004, $3.75 to $4.75 covering 9.1 bcf in 2005 and $3.75 covering 7.3 bcf in 2006.

(2) Swaps covering 32.9 bcf and 25.6 bcf have been locked for 2006 and 2007. This will result in the recognition of $22.6 million and $11.6 million of losses in 2006 and 2007, respectively, when the hedging arrangements settle.

(3) Not shown above are collars covering 1.5 bcf and 4.4 bcf of production in 2004 and 2005, respectively, at a weighted average floor and ceiling of $3.10 and $4.44. In addition, call options covering 27.4 bcf and 7.3 bcf of production in 2004 and 2005 at weighted average price of $6.19 and $6.00 are not included in the table above.

The company has also entered into the following natural gas basis protection swaps:

                                                                 Assuming Gas
                                                              Production in Bcf's
                        Volume in Bcf's       NYMEX less:             of:             %Hedged
                       ----------------    ----------------    -------------------    -------
2004                         157.4               0.173               316.1              50%
2005                         109.5               0.156               357.0              31%
2006                          47.5               0.155               375.0              13%
2007                          63.9               0.166               395.0              16%
2008                          64.0               0.166               415.0              15%
2009                          37.0               0.160               435.0               9%
                       -----------------   ----------------     ------------------    ------
Totals                        479.3        $      0.164*           2,293.1              21%
                       =================   ================     ==================    ======

* weighted average

The company has entered into the following crude oil hedging arrangements:

                                                         % Hedged
                                              ---------------------------------
                                                 Assuming        Open Swap
                                       Avg.         Oil         Positions as
                          Open        NYMEX      Prodution     % of Total
                        Swaps in      Strike      in mbo's      Estimated
                         Mmbo's       Price         of:         Production
                        --------      ------     ----------     ------------

Q1 - 2004                 1,270       $28.58        1,465             87%
Q2 - 2004                 1,540       $30.00        1,673             92%
Q3 - 2004(1)              1,519       $30.32        1,600             95%
Q4 - 2004(1)              1,518       $30.10        1,600             95%
                 --------------------------------------------------------------

Total 2004(1)             5,847       $29.80        6,338             92%
                 ===============================================================

Total 2005(1)               548       $31.56        6,360              9%
                 ===============================================================

(1) Certain hedging arrangements include swaps with a knockout price ranging from $21.00 to $26.00 covering 2,240 mbo in 2004 and a knockout price of $26.00 covering 548 mbo in 2005.

                                  SCHEDULE "B"

                CHESAPEAKE'S PREVIOUS OUTLOOK AS OF MAY 11, 2004
                          (PROVIDED FOR REFERENCE ONLY)

                  NOW SUPERSEDED BY OUTLOOK AS OF JULY 26, 2004

QUARTER ENDING JUNE 30, 2004; YEAR ENDING DECEMBER 31, 2004.
We have adopted a policy of periodically providing investors with guidance on certain factors that affect our future financial performance. As of May 11, 2004, we are using the following key assumptions in our projections for the second quarter of 2004 and the full-year 2004.

The primary changes from our April 26, 2004 guidance are in italicized bold and are explained as follows:

1) We have increased our production forecast for the second quarter and full-year 2004 because of the Greystone acquisition and better than expected recent drilling results.
2) We have included the effects of financing the Greystone transaction with $300 million of senior notes and $125 million of bank debt.
3) We have updated the projected effects from changes in our hedging positions.
4) We have included our expectations for future NYMEX oil and gas prices to illustrate hedging effects only. They are not a forecast of our expectations for 2004 oil and natural gas prices.

                                                                  Quarter Ending            Year Ending
                                                                  June 30, 2004         December 31, 2004
                                                                  -------------         -----------------
Estimated Production:
  Oil - Mbo                                                           1,540                    6,185
  Gas - Bcf                                                          74 - 75                 304 - 310
  Gas Equivalent - Bcfe                                              83 - 84                 341 - 347
  Daily gas equivalent midpoint - in  Mmcfe                            918                      940
NYMEX Prices (for calculation of realized hedging effects only):
  Oil - $/Bo                                                         $30.87                     $30.00
  Gas - $/Mcf                                                         $5.35                      $5.14
Estimated Differentials to NYMEX Prices:
  Oil - $/Bo                                                         -$2.75                    -$2.72
  Gas - $/Mcf                                                        -$0.70                    -$0.71
Estimated Realized Hedging Effects
  (based on expected NYMEX prices above):
  Oil - $/Bo                                                         -$0.71                    +$0.05
  Gas - $/Mcf                                                        -$0.06                    +$0.33
Operating Costs per Mcfe of Projected Production:
  Production expense                                               $0.55 - 0.60             $0.55 - 0.60
  Production taxes (generally 7% of O&G revenues)                  $0.28 - 0.30             $0.28 - 0.32
  General and administrative                                       $0.10 - 0.11             $0.10 - 0.11
  Stock based compensation (non-cash)                              $0.02 - 0.03             $0.02 - 0.03
  DD&A - oil and gas                                               $1.52 - 1.56             $1.52 - 1.60
  Depreciation of other assets                                     $0.07 - 0.09             $0.07 - 0.09
  Interest expense(a)                                              $0.49 - 0.53             $0.45 - 0.50
Other Income and Expense per Mcfe:
  Marketing and other income                                       $0.02 - 0.04             $0.02 - 0.04

Book Tax Rate                                                          36%                      36%
Equivalent Shares Outstanding:
  Basic                                                               241 mm                   247 mm
  Diluted                                                             304 mm                   305 mm

Capital Expenditures:
  Drilling, leasehold and seismic                                  $200 - $225 mm           $875 - $925 mm

(a) Does not include gains or losses on interest rate derivatives (SFAS 133).

COMMODITY HEDGING ACTIVITIES

Periodically the company utilizes hedging strategies to hedge the price of a portion of its future oil and gas production. These strategies include:

(i) For swap instruments, we receive a fixed price for the hedged commodity and pay a floating market price, as defined in each instrument, to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty.
(ii) For cap-swaps, Chesapeake receives a fixed price and pays a floating market price. The fixed price received by Chesapeake includes a premium in exchange for a "cap" limiting the counterparty's exposure. In other words, there is no limit to Chesapeake's exposure but there is a limit to the downside exposure of the counterparty.
(iii) Basis protection swaps are arrangements that guarantee a price differential of oil or gas from a specified delivery point. Chesapeake receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract.

Commodity markets are volatile, and as a result, Chesapeake's hedging activity is dynamic. As market conditions warrant, the company may elect to settle a hedging transaction prior to its scheduled maturity date and, as a result, lock in the gain or loss on the transaction.

Chesapeake enters into oil and natural gas derivative transactions in order to mitigate a portion of its exposure to adverse market changes in oil and natural gas prices. Accordingly, associated gains or loses from the derivative transactions are reflected as adjustments to oil and gas sales. All realized gains and losses from oil and natural gas derivatives are included in oil and gas sales in the month of related production. Pursuant to SFAS 133, certain derivatives do not qualify for designation as cash flow hedges. Changes in the fair value of these non-qualifying derivatives that occur prior to their maturity (i.e. because of temporary fluctuations in value) are reported currently in the consolidated statement of operations as unrealized gains (losses) within oil and gas sales.

Following provisions of SFAS 133, changes in the fair value of derivative instruments designated as cash flow hedges, to the extent effective in offsetting cash flows attributable to hedged risk, are recorded in other comprehensive income until the hedged item is recognized in earnings. Any change in fair value resulting from ineffectiveness is recognized currently in oil and natural gas sales.

The company currently has in place the following natural gas swaps:

                                                                          % Hedged
                                                                 ----------------------------
                               Avg.                  Avg. NYMEX                   Open Swap
                              NYMEX                    Price                    Positions as
                              Strike                 Including     Assuming       a % of
                    Open      Price     Gain from    Open and        Gas         Estimated
                    Swaps     of Open    Locked       Locked      Production     Total Gas
                   in Bcf's   Swaps      Swaps       Positions   in Bcf's of:    Production
                  --------   -------   ----------   ----------   -------------   ----------

2004:
1st Qtr              69.5     $5.94       $0.03        $5.97         70.1            99%
2nd Qtr              60.4     $5.11       $0.00        $5.11         74.5            81%
3rd Qtr              58.4     $5.28       $0.00        $5.28         80.0            73%
4th Qtr              39.6     $5.27       $0.00        $5.27         82.4            48%
----------------------------------------------------------------------------------------------
Total 2004          227.9     $5.43       $0.01        $5.44        307.0            74%
==============================================================================================
==============================================================================================
Total 2005           88.4     $5.12       $0.00        $5.12        320.0            28%
==============================================================================================
==============================================================================================
Total 2006           32.9     $4.88       $0.00        $4.88        330.0            10%
==============================================================================================
==============================================================================================
Total 2007           25.6     $4.76       $0.00        $4.76        340.0             7%
==============================================================================================
TOTALS
----------------------------------------------------------------------------------------------
2004-2007           374.8     $5.26       $0.01        $5.27      1,297.0            29%
==============================================================================================


The company has also entered into the following natural gas basis protection swaps:

                                                                  Assuming Gas
                            Annual                             Production in Bcf's
                        Volume in Bcf's       NYMEX less:             of:             %Hedged
                       ----------------    ----------------    -------------------    -------
2004                         157.4               0.173               307.0              52%
2005                         109.5               0.156               320.0              34%
2006                          47.5               0.155               330.0              14%
2007                          63.9               0.166               340.0              19%
2008                          64.0               0.166               350.0              18%
2009                          37.0               0.160               360.0              10%
                       -----------------   ----------------    ------------------     ------
Totals                       479.3             $ 0.164*            2,007.0              24%
                       =================   ================    ==================     ======

* weighted average


The company has entered into the following crude oil hedging arrangements:

                                                           % Hedged
                                              ---------------------------------
                                                 Assuming        Open Swap
                                       Avg.         Oil         Positions as
                          Open        NYMEX      Prodution     % of Total
                        Swaps in      Strike      in Mmbo's      Estimated
                         Mmbo's       Price         of:         Production
                        --------      ------    -----------    ------------

Q1 - 2004*               1,270        $28.58       1,465           87%

Q2 - 2004*               1,540        $30.00       1,540          100%

Q3 - 2004*               1,519        $30.32       1,590           96%

Q4 - 2004*               1,518        $30.10       1,590           95%
                        -------------------------------------------------------

Total 2004*                5,847         $29.80       6,185           95%
                        =======================================================

Total 2005*                  548         $31.56       6,360            9%
                        =======================================================

*Swaps with a knockout price of $21.00, with the exception of 2,000 bopd in 2004 with a knockout price of $24.00, with an additional 1,000 bopd in Q2 2004 at $24.00, 1,000 bopd in Q3 and Q4 2004 with a knockout price of $23.00, 2,000 bopd for 1/04 and 3-8/04 at a knockout price of $22.00, 3,000 bopd in 2/04 at a knockout price of $22.00 and 1,500 bopd from 4/04 through 12/05 at a knockout price of $26.00.